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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE



Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                     Three Months
                                                        Ended
                                                    March 31, 1995
                                                    --------------
    (000's, except per share amounts)


    Weighted average number of common shares
      outstanding during the period                     63,820

    Weighted average number of additional
      shares issuable in connection with
      dilutive stock options based upon
      use of the treasury stock method
      and average market prices                            663
                                                       -------

    Weighted average number of common shares
      including common stock equivalents                64,483
                                                       =======

    Net Earnings for the period                        $21,676
                                                       =======

    Primary Earnings Per Common Share                  $  0.34
                                                       =======